Exhibit 10.10

January 1, 2018

Joseph Pike

Re:          Offer of Employment

Dear Joe:

On behalf of Nikola Corporation (the “Company”) I am pleased to offer you the position of Chief Human Resources Officer- on the following terms.

Your responsibilities will include, but are not limited to, helping build Nikola Corporation, and its related businesses into a successful brand, particularly by overseeing the development of Nikola’s human resources department, including leading the effort to hire all necessary personnel as we scale our business.  You will report to the Chief Executive Officer and Chief Operating Officer of the Company, and will work closely with Chief Financial Officer and Chief Legal Officer as you fulfill your responsibilities.  Of course, the Company may change your position and duties from time to time in its sole discretion.

Your annual base salary will be $170,000, less payroll deductions and all required withholdings.  You will be paid semi-monthly and you will be eligible for Company benefits that may be provided from time to time.  Detailed descriptions of these benefit plans are available in our written plan materials and will be provided to you upon commencement of employment.  Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits.  As part of your compensation, the Company will cover 90% of your health insurance premium cost and up to 50% of your family’s healthcare costs that qualify on our plan.  Our benefits, payroll, and other human resource management services are provided through Paychex, a professional employer organization.  The Company may change benefits from time to time in its sole discretion.

Subject to approval by Nikola Corporation’s Board of Directors (the “Board”), and pursuant to the Company’s current Stock Option Plan (the “Plan”), the Company shall award you 250,000 stock options, vesting monthly over the initial five years of employment with the Company.  Upon a liquidation / change of control event, your stock options will be entitled to accelerated vesting treatment.  The exercise price of the option will be the fair market value per share of the Common Stock on the date of grant, as determined by the Board in its discretion.

As a condition of employment, you will be expected to abide by Company rules and policies and sign and comply with the attached Employee Proprietary Information and Inventions Assignment Agreement (PIIA) which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  You represent further that you have the ability to perform the essential functions of your job with or without reasonable accommodations.

Normal work hours are from 8:00 a.m. to 6:00 p.m., Mountain Time, Monday through Friday, and may be adjusted with prior approval.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an authorized officer of the Company.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your PIIA, forms the complete and exclusive statement of your employment agreement with the Company.  The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an authorized officer of the Company and by you.

The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with, this letter, your employment with the Company (or termination thereof) or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of Utah, without giving effect to the principles of conflict of laws.  To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in State of Utah (or in the event of exclusive federal jurisdiction, the courts of the District of Utah in connection with any Dispute or any claim related to any Dispute).

Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this letter regarding arbitration) will be resolved through binding arbitration in Salt Lake City, Utah under the Federal Arbitration Act and, to the extent not inconsistent with or preempted by the Federal Arbitration Act and the Arbitration Rules set forth in Utah Rules of Civil Procedure.  Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency.  You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and hereby waive any right to bring class-wide, collective or representative claims before any arbitrator or in any forum.  THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Assignment Agreement if you wish to accept employment at the Company under the terms described above, and return them to                              by COB on January   , 2018.  If you accept our offer, your start date will be on January 22, 2018.  This offer is subject to satisfactory reference and employment eligibility verification.  For the purposes of this letter, a facsimile or electronic signature shall serve as an original.

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I am delighted to confirm the terms of this offer to you on behalf of the Company.  We look forward to your favorable reply and to building a successful Company together.

Sincerely,

NIKOLA CORPORATION

By:	/s/ Trevor Milton

Name: Trevor Milton

Its: CEO

Accepted:

/s/ Joseph Pike	January 1, 2018
Joseph Pike	Date